                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            LACROSSE FOOTWEAR, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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

                            LACROSSE FOOTWEAR, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 20, 1999

To the Shareholders of
  LaCrosse Footwear, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of LaCrosse Footwear, Inc. will be held on Thursday, May 20, 1999, at 10:00 A.M., local time, at the Midway Hotel, 1835 Rose Street, La Crosse, Wisconsin 54601, for the following purposes:

          1. To elect two directors to hold office until the 2002 annual meeting of shareholders and until their successors are duly elected and qualified.

          2. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The close of business on March 26, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

     A proxy for the meeting and a proxy statement are enclosed herewith.

                                         By Order of the Board of Directors
                                         LACROSSE FOOTWEAR, INC.

                                         Thomas S. Sleik
                                         Secretary

La Crosse, Wisconsin
April 19, 1999

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                            LACROSSE FOOTWEAR, INC.
                             1319 ST. ANDREW STREET
                           LA CROSSE, WISCONSIN 54603

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1999

     This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of LaCrosse Footwear, Inc. (the "Company") beginning on or about April 19, 1999 in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Thursday, May 20, 1999, at 10:00 A.M., local time, at the Midway Hotel, 1835 Rose Street, La Crosse, Wisconsin 54601 and all adjournments or postponements thereof (the "Annual Meeting") for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

     Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

     A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two persons nominated for election as directors referred to herein and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

     Only holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on March 26, 1999 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,629,827 shares of Common Stock, each of which is entitled to one vote per share.

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2002 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Directors will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors. Votes will be tabulated by inspectors of election appointed by the Board.

     The following sets forth certain information, as of March 26, 1999, about the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                   Terms expiring at the 2002 Annual Meeting

     FRANK J. UHLER, JR., 68, has served as Vice Chairman of the Board of the Company since December 31, 1994 and as a director since he joined the Company in June 1978. From June 1978 until 1982, Mr. Uhler served as President and from 1982 until December 31, 1994 he served as President and Chief Executive Officer of the Company. Along with Mr. George W. Schneider, Mr. Uhler was the other principal member of the management group that acquired the Company's predecessor in 1982. Mr. Uhler is a director of the Rubber and Plastic Footwear Manufacturers Association and Franciscan Skemp Health Care System.

     RICHARD A. ROSENTHAL, 66, has served as a director of the Company since June 1990. Mr. Rosenthal was the Director of Athletics at the University of Notre Dame from 1987 until August 1, 1995. Mr. Rosenthal is a director of Athey Products Corporation, Advanced Drainage Systems, Inc., the Corporation for Innovative Development, Goshen Rubber Company, RFE Investment Partners, Beck Corporation, Toefco Engineering, Inc. and St. Joseph Capital Corporation.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                         DIRECTORS CONTINUING IN OFFICE

                   Terms expiring at the 2000 Annual Meeting

     PATRICK K. GANTERT, 49, has served as President, Chief Executive Officer and as a director of the Company since December 1994. Prior thereto, Mr. Gantert served as Executive Vice President and Chief Operating Officer since August 1993 and as Executive Vice President since June 1992. From March 1985, when he joined the Company, until June 1992, Mr. Gantert was Vice President -- Finance. Mr. Gantert is a director of First Bancorporation, Inc.

     LUKE E. SIMS, 49, has served as a director of the Company since December 1985. Mr. Sims has been a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin, since 1984 and has been an attorney with such firm since 1976. Foley & Lardner has acted as general counsel for the Company since 1982. Mr. Sims is a director of Wilson-Hurd Mfg. Co.

     JOHN D. WHITCOMBE, 43, has served as a director of the Company since March 1998. Mr. Whitcombe has been a partner in the law firm of Greenberg, Fields & Whitcombe, Torrance, California, since November 1994 and from 1992 until November 1994 he was a partner in the law firm of Whitcombe, Makin & Pentis. Mr. Whitcombe is a director of the Oarsmen Foundation, RHCDS Educational Scholarship Fund and Little Company of Mary Hospital.

                   Terms expiring at the 2001 Annual Meeting

     GEORGE W. SCHNEIDER, 76, was elected to the Board of Directors of the Company's predecessor in 1968 and was the principal investor and motivating force behind the management buyout of the Company's predecessor in

1982. Since 1982, Mr. Schneider also has served as Chairman of the Board of the Company. Mr. Schneider's background is in banking and real estate. He was the principal organizer of Bay Cities National Bank, Redondo Beach, California, and served as its Chairman of the Board from 1982 until the bank was acquired in December 1995. Mr. Schneider also served as a director and Vice Chairman of the Board of Directors of Little Company of Mary Health Systems, Little Company of Mary Hospital and San Pedro Peninsula Hospital for many years, but relinquished those positions in 1995.

     CRAIG L. LEIPOLD, 46, has served as a director of the Company since November 1997 and as President and Chief Executive Officer of the Company's Rainfair, Inc. ("Rainfair") subsidiary since the May 1996 acquisition of Rainfair. Prior to joining the Company, Mr. Leipold was the primary shareholder and Chief Executive Officer of Rainfair since 1989. Mr. Leipold is also Chief Executive Officer of the Nashville Predators, a National Hockey League team, and a director of Levy Corp. and Gaylord Entertainment Corporation.

     JOSEPH P. SCHNEIDER, 39, has served as a director of the Company since March 1999, as Vice President of the Company since June 1996 and as President and Chief Executive Officer of the Company's Danner Shoe Manufacturing Co. ("Danner") subsidiary since October 1998. Prior thereto, Mr. Schneider served as President and Chief Operating Officer of Danner since December 1997, as Executive Vice President and Chief Operating Officer of Danner since June 1996 and as Vice President -- Retail Sales of the Company from January 1993 until June 1996. From 1985, when he joined the Company, until January 1993, Mr. Schneider held various sales management positions.

     George W. Schneider and Joseph P. Schneider are father and son. None of the other directors or executive officers are related to each other.

                               BOARD OF DIRECTORS

GENERAL

     The Board has standing Audit and Compensation Committees. The Audit Committee is responsible for recommending to the Board the appointment of independent auditors, reviewing and approving the scope of the annual audit activities of the auditors, approving the audit fee payable to the auditors and reviewing audit results. Richard A. Rosenthal (Chairman), George W. Schneider and Luke E. Sims are members of the Audit Committee. The Audit Committee held one meeting in 1998.

     The Compensation Committee reviews and recommends to the Board the compensation structure for the Company's directors, officers and other managerial personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation, and administers the Company's 1993 Employee Stock Incentive Plan (the "1993 Plan") and 1997 Employee Stock Incentive Plan (the "1997 Plan"). Luke E. Sims (Chairman), Richard A. Rosenthal and John D. Whitcombe are members of the Compensation Committee. The Compensation Committee held two meetings in 1998.

     The Board has no standing nominating committee. The Board selects the director nominees to stand for election at the Company's annual meetings of shareholders and to fill vacancies occurring on the Board. The Board will consider nominees recommended by shareholders, but has no established procedures which shareholders must follow to make a recommendation.

     The Board held four meetings in 1998. Each director attended all of the meetings of the Board and all of the meetings held by all committees of the Board on which such director served during the year.

DIRECTOR COMPENSATION

     Directors who are executive officers of the Company receive no compensation as such for service as members of either the Board or committees thereof. Directors who are not executive officers of the Company receive an annual retainer of $12,500 (assuming four quarterly Board meetings), a pro rata fee in the event of a major special Board meeting, and a fee of $1,000 for each committee meeting attended if such meeting is held on a day other than a day on which a regular Board meeting is held (except that the fee payable for such a committee meeting is reduced to $500 if the meeting is one hour or less).

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 26, 1999 by: (i) each director and nominee; (ii) each of the executive officers named in the Summary Compensation Table set forth below; (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group; and (iv) each person or other entity known by the Company to own beneficially more than 5% of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned.

                                                                    SHARES OF             PERCENT OF
                                                                  COMMON STOCK           COMMON STOCK
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED
                  ------------------------                    ---------------------   ------------------
Schneider Family Voting Trust(2)............................        3,201,299               48.3%
George W. Schneider(3)......................................        1,351,987(2)            20.4%
Virginia F. Schneider(3)....................................        1,351,987(2)            20.4%
Firstar Corporation(4)......................................          598,756                9.0%
Firstar Bank Milwaukee, N.A.(5).............................          565,881(4)             8.5%
Heartland Advisors, Inc.(6).................................          477,800                7.2%
Joseph P. Schneider.........................................          225,004(2)             3.4%
Estate of Eric E. Merk, Sr. ................................          124,740(7)             1.9%
Frank J. Uhler, Jr. ........................................           90,400(8)             1.4%
Patrick K. Gantert..........................................           87,250                1.3%
Luke E. Sims................................................           42,900(9)                *
Richard A. Rosenthal........................................           21,750(10)               *
David R. Llewellyn..........................................           10,700                   *
John D. Whitcombe...........................................            5,000                   *
Craig L. Leipold............................................            4,000                   *
All directors, nominees and executive officers as a group
  (19 persons)..............................................        2,044,578(2)(11)        30.3%

-------------------------
  *  Denotes less than 1%.

 (1) Includes the following shares subject to stock options which are exercisable within 60 days of March 26, 1999: Joseph P. Schneider, 13,100 shares; Patrick K. Gantert, 30,000 shares; David R. Llewellyn, 9,700 shares and all directors, nominees and executive officers as a group, 128,400 shares.

 (2) Substantially all of the shares of Common Stock beneficially owned by George W. Schneider, Virginia F. Schneider and 12 other members (or affiliated trusts) of the Schneider family have been deposited into a voting trust ("Voting Trust"), pursuant to which the five trustees thereof (currently, George W. Schneider,

     Virginia F. Schneider, Joseph P. Schneider, Steven M. Schneider and Patrick Greene), acting by majority action, have shared voting power (shared with the beneficiaries of the Voting Trust) and sole investment power over all such shares. The terms of the Voting Trust are more particularly described below under "-- Voting Trust." Shares held in the Voting Trust include shares reported above as beneficially owned by other named persons as follows: (a) 1,287,005 of the shares reported as beneficially owned by each of George W. Schneider and Virginia F. Schneider, as co-trustees of the George W. and Virginia F. Schneider Trust U/A dated September 1, 1987, (b) 157,254 of the shares reported as beneficially owned by Joseph P. Schneider, and (c) 1,444,259 of the shares reported as beneficially owned by the directors, nominees and executive officers of the Company as a group. The address of the Voting Trust is 1319 St. Andrew Street, La Crosse, Wisconsin 54603.

 (3) Shares of Common Stock reported as beneficially owned by George W. Schneider and Virginia F. Schneider include (a) 16,200 shares which are deposited in the George W. and Virginia F. Schneider Trust U/A dated September 1, 1987 over which Mr. and Mrs. Schneider, as co-trustees, have shared voting and investment power and (b) 48,782 shares which are held by a charitable foundation in which Mr. and Mrs. Schneider are trustees (Mr. and Mrs. Schneider disclaim beneficial ownership of these 48,782 shares). See also footnote 2. The address of George W. and Virginia F. Schneider is 1319 St. Andrew Street, La Crosse, Wisconsin 54603. The address of the George W. and Virginia F. Schneider Trust U/A dated September 1, 1987 is P.O. Box 71, Redondo Beach, California 90277.

 (4) The information is based on Amendment Number 1 to a report on Schedule 13G, dated February 12, 1999, filed by Firstar Corporation ("Firstar") with the Securities and Exchange Commission. Firstar reported sole voting power over 565,881 of the shares, shared voting power over 32,875 of the shares and sole investment power over 598,756 of the shares. Shares held by Firstar include 565,881 shares reported above as beneficially owned by Firstar Bank Milwaukee, N.A., a subsidiary of Firstar. The address of Firstar is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

 (5) The information is based on Amendment Number 1 to a report on Schedule 13G, dated February 12, 1999, filed by Firstar Bank Milwaukee, N.A. (as successor to Firstar Trust Company) with the Securities and Exchange Commission. Firstar Bank Milwaukee, N.A. reports beneficial ownership of these shares, in part, as the sole trustee of the George and Virginia Schneider Grandchildren's Trust. The address of Firstar Bank Milwaukee, N.A. is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

 (6) The information is based on Amendment Number 1 to a report on Schedule 13G, dated January 13, 1999, filed by Heartland Advisors, Inc. ("Heartland") with the Securities and Exchange Commission. Heartland is considered the beneficial owner of the shares of Common Stock indicated in the table, which shares are held in its investment advisory accounts, and reported sole investment power but not voting power over all of such indicated shares. The address of Heartland is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

 (7) Includes 60,570 shares held by Mr. Merk's wife, over which she has sole voting and investment power. The estate of Mr. Merk disclaims beneficial ownership of the shares held by Mr. Merk's wife.

 (8) Includes 58,885 shares held by a trust in which Mr. Uhler is one of the trustees. Mr. Uhler disclaims beneficial ownership of these 58,885 shares. Does not include 222,100 shares held by Mr. Uhler's extended family (i.e., his adult children and grandchildren).

 (9) Includes 18,000 shares held of record by Mr. Sims' wife for the benefit of their three children.

(10) Does not include 12,000 shares held by Mr. Rosenthal's adult children.

(11) Includes 3,297 shares held by the Company's 401(k) Plan based on a plan statement dated as of December 31, 1998.

VOTING TRUST

     To help ensure the continuity and stability of the management of the Company, George W. and Virginia F. Schneider and 12 other members of their family, including certain affiliated entities, entered into a voting trust agreement in June 1982. Pursuant to the trust agreement, as amended, all shares of Common Stock held by such individuals and entities were initially deposited into the voting trust created thereunder (the "Voting Trust"). Each depositor and beneficiary holding Voting Trust certificates issued thereunder (which now includes 12 other members (or affiliated trusts) of the Schneider family) also agreed (with certain limited exceptions) to transfer to the Voting Trust all shares of Common Stock thereafter acquired.

     Under the Voting Trust, the five trustees (currently, George W. Schneider, Virginia F. Schneider, Joseph P. Schneider, Steven M. Schneider and Patrick Greene), acting by majority action, are vested with the exclusive right to sell, transfer or dispose of the deposited shares and to vote such deposited shares in their discretion on all matters on which such shares are entitled to vote; provided, however, that in the event of a proposed recapitalization, reorganization, merger, consolidation, liquidation, sale of all or substantially all of the assets of the Company or a comparable transaction, in addition to the necessary vote of the trustees, any such action shall also require the affirmative vote or consent of the beneficiaries holding Voting Trust certificates representing at least 75% of the aggregate number of votes of the then deposited shares. The beneficiaries also are entitled to receive all cash dividends or other distributions (other than in capital stock of the Company) declared and paid on the deposited shares.

     The deposited shares may only be withdrawn from the Voting Trust by a beneficiary prior to the expiration or termination of the Voting Trust if the trustees allow such withdrawal; provided, however, that on January 31 of each year (commencing on January 31, 1998) each beneficiary will automatically receive 10,000 shares.

     The Voting Trust continues in effect until April 1, 2005, and thereafter for up to an additional successive five-year period if the trustees so elect. Notwithstanding the foregoing, in the event of a reorganization, merger or consolidation in which the Company does not survive, a liquidation of the Company, a sale of all or substantially all of the assets of the Company or sale of all the Common Stock held by the trustees under the Voting Trust, the Voting Trust shall automatically terminate. Additionally, the Voting Trust may be terminated at any time prior to the expiration thereof by the trustees with the affirmative vote or consent of the beneficiaries holding Voting Trust certificates representing at least 75% of the aggregate number of votes of the then deposited shares.

     The Voting Trust also provides that the trustees shall cause the then Chief Executive Officer of the Company to be elected as a director of the Company and shall not allow the number of directors of the Company who are members of the Schneider family to exceed a majority of the directors, less one. Additionally, the trustees, subject to certain exceptions, may correct defects and omissions in the underlying trust agreement and make other amendments or modifications thereto as in their judgment may be necessary or appropriate to effectively carry out the trust agreement. The trustees are not entitled to receive any remuneration for serving as such under the Voting Trust.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The following table sets forth certain information concerning the compensation earned in each of the last three fiscal years by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in the fiscal year ended December 31, 1998. The persons named in the table are sometimes referred to herein as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                   -------------------------
                                                  ANNUAL COMPENSATION                AWARDS       PAYOUTS
                                       -----------------------------------------   ----------   ------------
                                                                                   SECURITIES    LONG-TERM
                                                                                   UNDERLYING    INCENTIVE
           NAME AND                                              OTHER ANNUAL        STOCK      COMPENSATION      ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)   OPTIONS(#)    PAYOUTS($)    COMPENSATION($)
      ------------------        ----   ---------   --------   ------------------   ----------   ------------   ---------------
George W. Schneider             1998   $165,000    $ 79,200              -               -           -             $12,870(2)
  Chairman of the Board         1997    154,000     113,970              -               -           -              12,970
                                1996    138,462     104,769              -               -           -              12,546
Patrick K. Gantert              1998    177,000     121,600              -           9,000           -              10,470(3)
  President and Chief           1997    165,000     159,967              -           9,000           -              37,025
  Executive Officer             1996    147,692     114,769              -           8,000           -              30,224
Joseph P. Schneider             1998    139,375      46,224              -           2,500           -               2,891(4)
  Vice President and President  1997    129,904      57,044              -           2,500           -               3,268
  and CEO of Danner             1996    106,542      42,755        $50,415           3,500           -               2,531
David R. Llewellyn              1998    127,147      34,990              -           2,500           -               3,162(5)
  Vice President -  Marketing   1997    122,300      55,480              -           2,500           -               3,112
  and Business Development      1996    117,210      51,822              -           3,500           -               2,661
Eric E. Merk, Sr.               1998    101,238      32,361              -               -           -               4,411(7)
  Vice President -  Danner(6)   1997    116,481      50,020              -               -           -               4,691
                                1996    131,109      43,294              -               -           -               5,430

-------------------------
(1) Certain personal benefits provided by the Company and its subsidiaries to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year, except for Mr. J. Schneider who in 1996 received benefits aggregating $50,415 (which amount includes $34,356 in relocation and moving expenses paid by the Company and a $16,059 tax reimbursement payment by the Company in connection with such expenses).

(2) Includes $10,410 for term life insurance premiums and a $2,460 matching contribution under the Company's 401(k) Plan.

(3) Includes $6,661 accrued under the Company's Deferred Compensation Plan for Key Employees, $1,349 for term life insurance premiums and a $2,460 matching contribution under the Company's 401(k) Plan.

(4) Matching contribution under the Company's 401(k) Plan.

(5) Includes $702 for term life insurance premiums and a $2,460 matching contribution under the Company's 401(k) Plan.

(6) Mr. Merk passed away in February 1999.

(7) Includes $1,520 accrued under the Company's Deferred Compensation Plan for Key Employees and a $2,891 matching contribution under the Company's 401(k) Plan.

STOCK OPTIONS

     The Company has in effect the 1993 Plan and the 1997 Plan pursuant to which options to purchase Common Stock may be granted to officers and other key employees of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1998 to Patrick K. Gantert, Joseph P. Schneider and David R. Llewellyn. No other named executive officer was granted options in fiscal 1998.

                       OPTION GRANTS IN 1998 FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED ANNUAL RATES OF
                                                    INDIVIDUAL GRANTS                          STOCK PRICE APPRECIATION FOR
                              -------------------------------------------------------------           OPTION TERM(2)
                                 NUMBER OF        PERCENT OF                                   -----------------------------
                                SECURITIES       TOTAL OPTIONS                                 AT 0%      AT 5%      AT 10%
                                UNDERLYING        GRANTED TO      EXERCISE OR                  ANNUAL    ANNUAL      ANNUAL
                              OPTIONS GRANTED    EMPLOYEES IN     BASE PRICE     EXPIRATION    GROWTH    GROWTH      GROWTH
           NAME                   (#)(1)          FISCAL YEAR      ($/SHARE)        DATE        RATE      RATE        RATE
           ----               ---------------    -------------    -----------    ----------    ------    ------      ------
Patrick K. Gantert........         9,000             15.4%          $14.25         1/2/08        0       $80,656    $204,397
Joseph P. Schneider.......         2,500              4.3%           14.25         1/2/08        0        22,404      56,777
David R. Llewellyn........         2,500              4.3%           14.25         1/2/08        0        22,404      56,777

-------------------------
(1) The options reflected in the table (which are nonstatutory options for purposes of the Internal Revenue Code) were granted on January 2, 1998, and became or will become exercisable in 20% increments on January 2, 1999, 2000, 2001, 2002 and 2003.

(2) This presentation is intended to disclose the potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

     The following table sets forth information regarding the exercise of stock options by the named executive officers during the 1998 fiscal year and the fiscal year-end value of unexercised options held by such persons. Messrs. G. Schneider and Merk did not hold any options to acquire Common Stock as of December 31, 1998 and are accordingly not reflected in the table.

                      AGGREGATED OPTION EXERCISES IN 1998
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL               IN-THE-MONEY OPTIONS
                               SHARES                              YEAR-END(#)                AT FISCAL YEAR-END($)(1)
                             ACQUIRED ON       VALUE       ----------------------------    -------------------------------
           NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
           ----              -----------    -----------    -----------    -------------    -----------     -------------
Patrick K. Gantert.........       -              -           20,600          26,400           $608              $912
Joseph P. Schneider........       -              -            9,400           9,100            266               399
David R. Llewellyn.........       -              -            7,600          10,400            266               399

-------------------------
(1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, respectively.

RETIREMENT PLAN

     The Company's Retirement Plan (the "Salaried Plan") covers a majority of the salaried employees of the Company. The table set forth below illustrates the estimated annual benefits payable as a single life annuity upon retirement pursuant to the current Salaried Plan formula for various levels of compensation and years of service, assuming retirement after attainment of age 65 during 1999.

                               PENSION PLAN TABLE

  AVERAGE                                                        YEARS OF SERVICE
   ANNUAL                             -----------------------------------------------------------------------
COMPENSATION                            15              20              25              30              35
------------                          -------         -------         -------         -------         -------
 $100,000.........................    $12,750         $17,000         $21,250         $25,500         $29,750
  125,000.........................     15,938          21,250          26,563          31,875          37,188
  150,000.........................     19,125          25,500          31,875          38,250          44,625
  175,000.........................     22,313          29,750          37,188          44,625          52,063
  200,000.........................     25,500          34,000          42,500          51,000          59,500
  225,000.........................     28,688          38,250          47,813          57,375          66,938

     The Salaried Plan is a qualified noncontributory plan that provides for fixed benefits to participants and their survivors in the event of normal (age
65) or early (age 55) retirement. Participants who have worked for the Company for five years and who leave the Company for any reason other than death, disability or early retirement are entitled to a portion of the benefits that they would have earned under the Salaried Plan had they worked for the Company until normal retirement age. Early retirement benefits are reduced to reflect early commencement.

     Compensation covered by the Salaried Plan is a participant's total remuneration, including salary and bonus, as shown in the Summary Compensation Table, but excluding deferred compensation and fringe and welfare benefits. Benefits are based on a participant's average monthly compensation for the 60 consecutive calendar months of the 120 calendar months preceding termination of employment for which his or her compensation was the highest. Under the Salaried Plan, only compensation up to the limits imposed by the Internal Revenue Code is taken into account. The 1998 compensation limit applicable to the Salaried Plan was $160,000. Benefits are not subject to any deduction for Social Security or other offset amounts. The number of credited years of service under the Salaried Plan for each of the named executive officers (other than Mr. Merk, who did not participate in the plan) as of December 31, 1998 are as follows: Mr. G. Schneider, 17 years; Mr. Gantert, 14 years; Mr. J. Schneider, 11 years; and Mr. Llewellyn, 5 years. Pursuant to the terms of the Salaried Plan, Mr. G. Schneider began receiving benefits in 1994.

     In connection with Joseph P. Schneider's election as Chief Operating Officer of Danner in June 1996 (and, as a result thereof, the recognition that under the terms of the Salaried Plan Mr. J. Schneider will not continue to accrue benefits thereunder), the Company and Mr. J. Schneider reached an understanding regarding an unfunded supplemental retirement plan for him. Pursuant to such understanding, upon termination of employment with the Company, or in the event of termination by reason of Mr. J. Schneider's death or disability, Mr. J. Schneider (or his beneficiary) will be entitled to receive as an unfunded monthly supplemental benefit from the Company an amount equal to the difference between his current deferred vested benefit calculation and what his benefit would have been had he continued to accrue benefits under the Salaried Plan (or any successor plan that is in place as of his termination).

DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

     The Company has a non-qualified, unfunded Deferred Compensation Plan for Key Employees under which it makes annual awards to the bookkeeping accounts of certain participating employees. Mr. Gantert is entitled to an award under the plan each year pursuant to his employment agreement with the Company (see below under "-- Agreements with Named Executive Officers"). The Board may, but is not required to, make awards to the other plan participants. Regardless of whether an award is made in any given year, each participant's bookkeeping account in the plan is credited or debited annually based on the Company's net income or loss for that year. Four key employees had account balances in the plan in 1998 and all such accounts were credited during such year. Participants in the Company's Deferred Compensation Plan for Key Employees generally receive their account balances upon the first of the following events to occur: (i) at any time at the sole discretion of the Board; (ii) a merger or consolidation in which the Company does not survive, a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; (iii) termination of employment, whether with or without cause; (iv) death or disability; or (v) retirement at age 62 or thereafter. Notwithstanding the foregoing, a participant who retires on or after age 62 may elect to defer receipt of his or her account balance and receive interest on such balance at the rate, determined annually, equal to the then current two-year United States Treasury rate (provided that retirees on or before January 1, 1997 will continue to receive interest on his or her account balance at 8% per annum).

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     In July 1992, the Company entered into an Employment Agreement with Patrick
K. Gantert providing for a minimum base salary of $100,000 in 1993, $109,000 in 1994, $119,000 in 1995 and $150,000 in 1996, an annual incentive bonus up to the amount of his base salary in any given year (or a greater amount under certain circumstances) that is based upon the Company achieving certain operating results, annual contributions of $10,000 on Mr. Gantert's behalf to the Company's Deferred Compensation Plan for Key Employees, $500,000 of life insurance and a non-compete agreement. Under this agreement, as amended, the Company agreed to employ Mr. Gantert as its Executive Vice President and, effective January 1, 1996 (subsequently advanced to December 31, 1994 upon the retirement of Mr. Uhler from his positions as President and Chief Executive Officer), its President, Chief Executive Officer and Chief Operating Officer, until December 31, 1996, with the term of employment automatically renewed for successive one-year periods thereafter unless notice is given of non-renewal at least two years prior to the end of the then current term. Notwithstanding the above, Mr. Gantert's employment may terminate prior to the end of the term in the event of Mr. Gantert's death, disability, termination (whether for good cause or voluntarily by the Company or Mr. Gantert), retirement or upon the consummation of certain extraordinary corporate events. If Mr. Gantert's employment is terminated because of his disability, by the Company for good cause or upon the consummation of certain extraordinary corporate events, then Mr. Gantert is entitled to continue to receive his base salary and, in the last situation, his incentive compensation for periods ranging from three to twelve months. If Mr. Gantert's employment is voluntarily terminated by the Company for any reason other than good cause, Mr. Gantert is entitled to receive his base salary and incentive compensation for 24 months. The covenant not to compete contained in Mr. Gantert's Employment Agreement is for the term of the agreement and for a period of two years following termination of his employment; provided that, if Mr. Gantert's employment is terminated by the Company without cause, the covenant not to compete will extend only through the period for which Mr. Gantert is entitled to termination payments.

     In connection with the consummation of the Company's acquisition of Danner in March 1994, the Company entered into an Employment Agreement with Eric E. Merk, Sr., which was amended in June 1995, pursuant to which the Company agreed to employ Mr. Merk as the President of the Company's subsidiary which acquired Danner and Vice President -- Danner of the Company until the earlier of December 2000 or his death, disability or termination for good cause, and Mr. Merk agreed to such employment on substantially a full-time basis until December 1995 and on a half-time basis from January 1996 to December 2000. Under this agreement, as amended, Mr. Merk (i) was entitled to receive a minimum annual base salary of $150,000 in 1994 and $160,636 in 1995, an incentive bonus in 1994 of up to $125,000 that was based upon the performance of the Danner business and an incentive bonus in 1995 calculated under the incentive compensation program for the Company's officers and other key employees (which awards bonuses based 50% on Company operating profit, 35% on functional operating plan achievement and 15% on individual performance; see "-- Report on Executive Compensation" below) and (ii) was entitled to receive a minimum annual base salary of $126,700 in 1996, $108,600 in 1997, $90,500 in 1998, $72,400 in 1999 and $54,300 in 2000,
subject to cost of living adjustments, as well as an annual incentive bonus calculated under the Company's incentive compensation program for officers and other key employees. Mr. Merk passed away in February 1999.

     In June 1994, the Company entered into an Employment Agreement with David
R. Llewellyn providing for an annual base salary of $110,000 per year (subject to an annual adjustment to reflect increases in the base salaries of certain groups of executives of the Company), the right to participate in the annual incentive compensation program for the Company's officers and other key employees, a post-employment consulting arrangement, the grant of options to purchase 7,500 shares of Common Stock under the 1993 Plan on the first anniversary of the agreement, the payment of certain moving and relocation expenses and a non-compete agreement. Under this agreement, the Company agreed to employ Mr. Llewellyn as its Vice President -- Marketing and Business Development from April 18, 1994, until the earlier of November 1, 1999, or his death, disability, termination for good cause, voluntary termination or material breach. The agreement also provides that upon the natural expiration of the term of employment on November 1, 1999, the Company and Mr. Llewellyn will enter into a consulting agreement pursuant to which Mr. Llewellyn will provide a minimum of 500 hours per year of consulting services to the Company at a rate of $100 per hour for three years (subject to earlier termination in the event of Mr. Llewellyn's prior death or disability). The covenant not to compete contained in Mr. Llewellyn's Employment Agreement is for the term of the agreement and for a period of three years following termination of his employment with the Company.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for all aspects of the Company's compensation package offered to its corporate officers, including the named executive officers. The following report was prepared by the Compensation Committee.

     The Company's executive compensation program is designed to be closely linked to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain qualified executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through the use of equity-based compensation plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     During 1997, the Company retained nationally-recognized compensation consultants to advise it with respect to compensation issues. The first step in the overall review of executive compensation was an analysis of the duties and responsibilities of each Company executive. This resulted in an objective ranking of the relative duties and responsibilities of each Company executive vis-a-vis other Company executives. Subsequently, the Company's consultants compared the compensation for each Company executive with general market data for individuals with comparable job responsibilities. The Company's consultants summarized their conclusions on Company executive compensation in a report finalized in October 1997. The results of this study have provided the framework for determining compensation for executives of the Company.

     The Compensation Committee determines the compensation of the Chairman of the Board and the Chief Executive Officer, and sets the policy for, reviews and approves the recommendations of management (subject to such adjustments as the Compensation Committee deems appropriate and subject to the Board's and/or the Compensation Committee's sole discretion regarding awards of stock options) with respect to the compensation awarded to other corporate officers (including the other named executive officers).

     In 1998, the Compensation Committee recommended, and the Board approved, a Company initiative to execute a new employment agreement with Mr. Gantert to reflect his current duties as President and Chief Executive Officer of the Company (Mr. Gantert's existing agreement was put into effect in 1993 when he was the Chief Operating Officer of the Company directly responsible for its then more limited operations). The Compensation Committee enlisted the assistance of its compensation consultants in this effort. The Compensation Committee expects to propose the material terms for a new employment agreement with Mr. Gantert early in 1999 with the goal of having a new employment agreement with Mr. Gantert in effect no later than mid-1999.

     The key elements of the Company's executive compensation program consist of base salary, annual bonus opportunity and grants of stock options. Although the Compensation Committee believes strongly in offering compensation opportunities competitive with those of comparable companies within the Company's industry, the most important considerations in setting annual compensation are Company performance and individual contributions. A general description of the elements of the Company's compensation program, including the basis for the compensation awarded to the Company's Chief Executive Officer for 1998, are discussed below.

     Base Salaries. Base salaries are initially determined by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. Base salary levels for the Company's executive officers are generally positioned at market competitive levels for comparable positions in manufacturing companies of similar size. In determining annual salary adjustments for executive officers, the Compensation Committee considers various factors including the individual's performance and contribution, competitive salary increase levels provided by the marketplace, the relationship of an executive officer's salary to the market competitive levels for comparable positions, and the Company's performance. In the case of executive officers with operating responsibility for a particular business unit, such unit's financial results are also considered. The Compensation Committee, where appropriate, also considers nonfinancial performance measures such as manufacturing efficiency gains, improvements in product quality and relations with customers, suppliers and employees. Nonfinancial measures used for executive officers are determined on a case-by-case basis and the Compensation Committee does not assign any specific weight to any one of these factors. The base salaries paid to three named executive officers, including Mr. Gantert, are also based on their employment agreements with the Company. See above under "-- Agreements with Named Executive Officers."

     With respect to the base salary paid to Mr. Gantert in 1998, the Compensation Committee increased his base salary by 7.3% from $165,000 to $177,000 to reflect the Compensation Committee's assessment of the factors listed above.

     Annual Bonus. The Company's executive officers are eligible for annual cash bonus awards under the Company's incentive compensation program. Under this program, corporate and operational performance objectives are established at the beginning of each year and eligible executives are assigned minimum, target and maximum bonus levels. For these executives, the bonus award is based 50% on Company operating profit, 35% on functional operating plan achievement and 15% on individual performance.

     Based on the factors listed above, the Compensation Committee recommended (and the Board approved) a bonus of $121,600 in 1998 for Mr. Gantert. The Compensation Committee also recommended (and the Board approved) a bonus of $79,200 for 1998 for Mr. George Schneider, the Company's Chairman of the Board.

     Stock Options. The Company's 1993 Plan and the 1997 Plan are designed to encourage and create ownership of Company common stock by key executives, thereby promoting a close identity of interests between the Company's management and its shareholders. The 1993 Plan and the 1997 Plan are designed to motivate and reward executives for long-term strategic management and the enhancement of shareholder value. The Compensation Committee has determined that annual stock option grants to the Company's key employees, including key executive officers, is consistent with the Company's best interest and the Company's overall compensation program.

     In determining the number of stock options to be granted, the Compensation Committee considers a variety of factors, including the executive's level of responsibility, relative contributions to the Company and existing level of ownership of Company Common Stock. Consideration is also given to an executive's potential for future responsibility and contributions to the Company, as well as the aggregate number of stock options proposed to be granted with a view towards ensuring that aggregate compensation for Company executives is appropriate. Stock options are granted with an exercise price equal to the market value of the Common Stock on the date of grant. Stock options granted in 1998 vest and become exercisable in 20% increments over a five-year period from the date of grant. Vesting schedules are designed to encourage the creation of shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years and the executive remains in the employ of the Company.

     The Board, acting on the recommendation of the Compensation Committee, granted stock options during 1998 to key employees under an informal five-year plan adopted in 1993 and designed to provide annual grants of stock options to key employees. In addition, the Board granted, based upon the recommendation of the Compensation Committee, stock options to all members of the Company's employee salesforce who had been with the Company at least two years.

     Section 162(m) Limitation. The Company anticipates that all 1999 compensation to executives will be fully deductible under Section 162(m) of the Internal Revenue Code. Therefore, the Compensation Committee determined that a policy with respect to qualifying compensation paid to executive officers for deductibility is not necessary.

                            LACROSSE FOOTWEAR, INC.
                             COMPENSATION COMMITTEE

                             Luke E. Sims, Chairman
                              Richard A. Rosenthal
                               John D. Whitcombe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are identified above. Luke E. Sims, the Chairman of the Compensation Committee, is a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as general counsel for the Company since 1982.

                            PERFORMANCE INFORMATION

     The following graph compares on a cumulative basis changes since April 8, 1994 (the date on which the Common Stock was first publicly traded) in (a) the total shareholder return on the Common Stock with (b) the total return on the Nasdaq Market Index and (c) the total return on the Media General Financial Services Textile-Apparel Footwear/Accessories Industry Group Index (the "MG Industry Group Index"). Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on April 8, 1994 in Common Stock, the Nasdaq Market Index and the MG Industry Group Index. The Company was forced this year to use the new MG Industry Group Index noted above because Media General Financial Services, as a result of an internal restructuring of its industry group classification system in 1998, no longer supports or makes available the prior Group Index used by the Company (namely, the Media General Financial Services Footwear Industry Group Index).

                               PERFORMANCE GRAPH

                                                   LACROSSE FOOTWEAR,           MG INDUSTRY GROUP             NASDAQ MARKET
                                                          INC.                        INDEX                       INDEX
                                                   ------------------           -----------------             -------------
'Apr. 8, 1994'                                           100.00                      100.00                      100.00
'Dec. 31, 1994                                            80.65                      107.94                      102.34
'Dec. 31, 1995'                                           64.76                      124.99                      132.74
'Dec. 31, 1996'                                           80.33                      196.40                      164.95
'Dec. 31, 1997'                                          109.36                      146.08                      201.77
'Dec. 31, 1998'                                           70.90                      132.58                      284.58

-------------------------------------------------------------------------------------------------------------------------------
                                      April 8, 1994  Dec. 31, 1994  Dec. 31, 1995  Dec. 31, 1996  Dec. 31, 1997  Dec. 31, 1998
-------------------------------------------------------------------------------------------------------------------------------

    LACROSSE FOOTWEAR, INC.               $100          $ 80.65        $ 64.76        $ 80.33        $109.36        $ 70.90
-------------------------------------------------------------------------------------------------------------------------------
    MG INDUSTRY GROUP INDEX                100           107.94         124.99         196.40         146.08         132.58
-------------------------------------------------------------------------------------------------------------------------------
    NASDAQ MARKET INDEX                    100           102.34         132.74         164.95         201.77         284.58
-------------------------------------------------------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

     In March 1994, the Company acquired substantially all of the assets of Danner in part by issuing 277,778 shares of Common Stock as a portion of the purchase price. In the acquisition, the Company guaranteed the holders of these shares of Common Stock a market price of at least $16.20 per share by March 1, 1999. Consequently, since the market price of the Common Stock was not at this guaranteed level as of March 1, 1999, the Company made a cash payment in March 1999 to the holders of the remaining 135,178 shares subject to this guarantee equal to the difference. Eric E. Merk, Sr., former Vice President -- Danner and a former director of the Company, owned 46.75% of the equity interest in Danner and his wife owned another 46.75%, and, thereby, each of them (or, in the case of Mr. Merk, his estate) received a cash payment of $514,421 from the Company.

     In connection with the consummation of the acquisition of Danner, the Company entered into a lease for the Portland, Oregon facility used by the Danner business with an Oregon general partnership in which Mr. Merk's estate and his wife have a 50% partnership interest. Under the lease, the Company pays an annual rent of $180,000, subject to an annual cost of living adjustment, and all other costs associated with owning and operating such facility, including utilities, taxes and insurance. In 1998, rent for the facility was $202,452. The lease also gives the Company a right of first refusal in the event of a proposed sale of the facility during the term of the lease. The terms of the foregoing arrangement were negotiated between the Company and the Oregon general partnership on an arms-length basis at the time of the acquisition of Danner and, on that basis, the Company believes the terms of the lease are no less favorable to the Company than could have been obtained from an unaffiliated third party.

     In May 1996, the Company and Craig L. Leipold, a director of the Company since November 1997 and President and Chief Executive Officer of the Company's Rainfair subsidiary, established a new corporation and each purchased one-half of the new corporation's common stock for $1,250,000. The Company also purchased all of the new corporation's outstanding preferred stock for $500,000. On May 31, 1996, this 50%-owned subsidiary of the Company purchased substantially all of the assets of Rainfair. The name of the subsidiary was changed to Rainfair in June 1996 after completing the asset purchase. In January 1998, the Company purchased all of Mr. Leipold's shares of Rainfair for approximately $2.4 million, thereby making Rainfair a wholly-owned subsidiary of the Company.

     In connection with the May 1996 acquisition of Rainfair, Rainfair entered into a sublease indirectly with a Wisconsin corporation which Mr. Leipold owns for the Racine, Wisconsin facility used by the Rainfair business. Under the sublease, Rainfair pays an annual rent of $350,000, subject to increases based on changes in the "prime rate", and all other costs associated with owning and operating such facility, including utilities, taxes and insurance. In 1998, rent for the facility was $350,000. The sublease also gives Rainfair an option to purchase the facility on the last day of the sublease term. The terms of the foregoing arrangement were negotiated between the Company and the Wisconsin corporation on an arms-length basis at the time of the acquisition of Rainfair and, on that basis, the Company believes the terms of the sublease are no less favorable to the Company and Rainfair than could have been obtained from an unaffiliated third party.

     On October 9, 1998, the Company loaned Patrick K. Gantert, President, Chief Executive Officer and a director of the Company, $100,000. The loan, which is unsecured, bears interest at LIBOR plus 1%, adjusted quarterly, and interest accrues daily but is payable with each payment of principal. The principal is payable in quarterly installments of $5,000, commencing March 31, 1999, with the remaining balance payable in full on October 9, 2001. The highest balance (principal and accrued interest) on such loan since its inception was $103,504 and the balance on such loan as of April 1, 1999 was $95,000. The current rate of interest on the loan is 5.94% per annum.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports concerning their ownership of Company equity securities with the Securities and Exchange Commission and the Company. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 1998 all its directors and executive officers complied with the Section 16(a) filing requirements, except that a Form 4 filing required with regard to (i) the sale of Common Stock by Peter V. Fiorini, an officer of the Company, and (ii) the purchase and sale of Common Stock by John D. Whitcombe, a director of the Company, were late.

                                 MISCELLANEOUS

INDEPENDENT AUDITORS

     McGladrey & Pullen, LLP acted as the independent auditors for the Company in 1998 and it is anticipated that such firm will be similarly appointed to act in 1999. Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

     Proposals which shareholders of the Company intend to present at and have included in the Company's proxy statement for the 2000 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), must be received by the Company by the close of business on December 21, 1999. Additionally, if the Company receives notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to raise at the 2000 annual meeting of shareholders but do not intend to have included in the Company's proxy statement for such meeting) after March 5, 2000, the persons named in proxies solicited by the Board of Directors of the Company for the 2000 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

                                         By Order of the Board of Directors
                                         LACROSSE FOOTWEAR, INC.

                                         Thomas S. Sleik
                                         Secretary

April 19, 1999

                             LACROSSE FOOTWEAR, INC.
                       1999 ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George W. Schneider, Frank J. Uhler, Jr. and Patrick K. Gantert, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of LaCrosse Footwear, Inc. held of record by the undersigned on March 26, 1999, at the annual meeting of shareholders to be held on May 20, 1999, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD'S NOMINEES.







             PLEASE DETACH BELOW, SIGN, DATE AND RETURN PROMPTLY USING
          \/                 THE ENVELOPE PROVIDED                     \/
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .




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                   LACROSSE FOOTWEAR, INC. 1999 ANNUAL MEETING

1. ELECTION OF DIRECTORS:    1 - FRANK J. UHLER, JR.    2 - RICHARD A. ROSENTHAL  [ ] FOR all nominees    [ ]  WITHHOLD AUTHORITY
   Terms expiring at the                                                              listed to the            to vote for all
   2002 Annual Meeting                                                                left (except as          nominees listed
                                                                                      specified below).        to the left.

                                                                                  -------------------------------------------------
(Instructions: To withhold authority to vote for any indicated nominee, write     |                                               |
 the number(s) of the nominee(s) in the box provided to the right.)               |                                               |
                                                                                  -------------------------------------------------









2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                         Date______________________, 1999                                  NO. OF SHARES
                                                                                              -------------------------------------
      Check appropriate box                                       [ ] Please check this box   |                                   |
      Indicate changes below:                                         if you plan to attend   |                                   |
                                                                      the Annual Meeting.     |                                   |
      Address Change?  [ ]                Name Change?  [ ]           Number of persons       |                                   |
                                                                      attending:  _____       |                                   |
                                                                                              -------------------------------------

                                                                                 SIGNATURE(S) IN BOX
                                                                                 Please sign exactly as name appears hereon. When
                                                                                 shares are held by joint tenants, both should sign.
                                                                                 When signing as attorney, executor, administrator,
                                                                                 trustee or guardian, please give full title as
                                                                                 such. If a corporation, please sign in full
                                                                                 corporate name by President or other authorized
                                                                                 officer. If a partnership, please sign in
                                                                                 partnership name by authorized person.
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